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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)
                   Under the Securities Exchange Act of 1934


                                BI INCORPORATED
________________________________________________________________________________
                               (Name of Issuer)


                     Common Stock, No Par Value Per Share
________________________________________________________________________________
                        (Title of Class of Securities)


                                  055467203
        _______________________________________________________________
                                (CUSIP Number)

                             Christopher Lacovara
                               111 Radio Circle
                          Mount Kisco, New York 10549
                                (914) 241-7430

                                With a Copy to:
                             Gregory K. Gale, Esq.
                               Hunton & Williams
                          600 Peachtree Street, N.E.
                            Atlanta, GA 30308-2216
                                (404) 888-4000
________________________________________________________________________________
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                Communications)


                                August 10, 2000
        _______________________________________________________________
            (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [_].

Note: Schedules filed in paper format shall include a signed original and five copes of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

                                 SCHEDULE 13D
CUSIP NO.  055467203
         -----------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      KBII Acquisition Company, Inc.  (22-374602020)
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      00
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Colorado
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             749,849*
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10

                          749,849*
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      749,849*
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      8.86%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      CO
------------------------------------------------------------------------------
* The reporting person expressly disclaims beneficial ownership of any shares other than the shares owned of record by the reporting person. The filing of this statement shall not be deemed to be an admission that the reporting person is, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this statement.

                                 SCHEDULE 13D
CUSIP NO. 055467203
         -----------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      KBII Holdings, Inc.  (22-3746193)
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             749,849*
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          749,849*
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      749,849*
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      8.86%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      CO
------------------------------------------------------------------------------
* The reporting person expressly disclaims beneficial ownership of any shares other than the shares owned of record by the reporting person. The filing of this statement shall not be deemed to be an admission that the reporting person is, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this statement.

                                 SCHEDULE 13D
CUSIP NO. 055467203
         -----------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      KBII Acquisition Company, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      00
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             749,849*
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          749,849*
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      749,849*
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      8.86%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      PN
------------------------------------------------------------------------------
* The reporting person expressly disclaims beneficial ownership of any shares other than the shares owned of record by the reporting person. The filing of this statement shall not be deemed to be an admission that the reporting person is, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this statement.

                                 SCHEDULE 13D
CUSIP NO.  055467203
         -----------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      KBII Management, LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      00
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             749,849*
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10

                          749,849*
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      749,849*
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      8.86%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      00
------------------------------------------------------------------------------
* The reporting person expressly disclaims beneficial ownership of any shares other than the shares owned of record by the reporting person. The filing of this statement shall not be deemed to be an admission that the reporting person is, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this statement.

                                 SCHEDULE 13D
CUSIP NO.  055467203
         -----------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      James A. Kohlberg
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      00
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             749,849*
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10

                          749,849*
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      749,849*
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      8.86%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      IN
------------------------------------------------------------------------------
* The reporting person expressly disclaims beneficial ownership of any shares other than the shares owned of record by the reporting person. The filing of this statement shall not be deemed to be an admission that the reporting person is, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this statement.

Item 1.   Security and Issuer.

   The class of equity securities to which this statement relates is the common stock, no par value per share (the "Shares"), of BI Incorporated, a Colorado corporation (the "Issuer"). The principal executive offices of the Issuer are located at 6400 Lookout Road, Boulder, Colorado 80301.

Item 2.   Identity and Background.

   (a)-(c) and (f) The names of the persons filing this statement are KBII Acquisition Company, Inc., a Colorado corporation ("Acquisition"), KBII Holdings, Inc., a Delaware corporation ("Holdings"), KBII Acquisition Company, L.P., a Delaware limited partnership ("LP"), KBII Management, LLC, a Delaware limited liability company ("LLC"), and James A. Kohlberg, a United States citizen ("Kohlberg"). Acquisition, Holdings, LP, LLC and Kohlberg are hereinafter sometimes referred to as the "Reporting Persons."

   The address of the principal business and the principal office of Acquisition is 111 Radio Circle, Mount Kisco, New York 10549. The name, business address, present principal occupation or employment and citizenship of each director and executive officer of Acquisition is set forth on Schedule A. Acquisition is a wholly owned subsidiary of Holdings and was recently incorporated for the purpose of making the Offer (as defined in Item 4) and consummating the Merger (as defined in Item 4).

   The address of the principal business and the principal office of Holdings is 111 Radio Circle, Mount Kisco, New York 10549. The name, business, present principal occupation or employment and citizenship of each director and executive officer of Holdings is set forth on Schedule B. Holdings is a wholly owned subsidiary of LP and was recently incorporated for the purpose of forming Acquisition and, to date, has engaged in no other activities other than those incidental to such formation, the Offer, the Merger and the Merger Agreement (as defined in Item 4).

   The address of the principal business and the principal office of LP is 111 Radio Circle, Mount Kisco, New York 10549. The name, principal business and office addresses, principal business and place of organization of each partner who is denominated as a general partner or who functions as a general partner of LP is set forth on Schedule C. LP is a private investment fund recently organized for the purpose of forming Acquisition and Holdings and, to date, has engaged in no other activities other than those incidental to such formation, the Offer and the Merger.

   The address of the principal business and the principal office of LLC is 111 Radio Circle, Mount Kisco, New York 10549. The name, business address, present principal occupation or employment and citizenship of each member of LLC is set forth on Schedule D. LLC is a the sole general partner of LP and was recently formed for the purpose of forming LP and, to date, has engaged in no other activities other than those incidental to such formation.

   The business address of Kolhberg is 111 Radio Circle, Mount Kisco, New York 10549. Kohlberg is the President of Acquisition and Holdings and the Managing Member of LLC and has been a principal of Kohlberg & Co., L.L.C., a private investment firm, for more than the past five years. The business address of Kohlberg & Co., L.L.C is 111 Radio Circle, Mount Kisco, New York 10549.

   (d)-(e) During the last five years, none of the Reporting Persons nor, to the best knowledge of any of the Reporting Persons, any of the persons set forth on Schedule A, Schedule B, Schedule C or Schedule D, was convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). During the last five years, none of the Reporting Persons nor, to the best knowledge of any of the Reporting Persons, any of the persons set forth on Schedule A, Schedule B, Schedule C or Schedule D, was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, United States Federal or State securities laws or finding any violations with respect to such laws.